Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Amendment No. 1 to Registration Statement No. 333-116153 of OrthoLogic Corp. and subsidiaries on Form S-4 of our report dated March 15, 2004 relating to the consolidated financial statements of OrthoLogic Corp. as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of the bone device business) appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
July 12, 2004